Exhibit 5.1

ATTORNEYS AT LAW

3773 HOWARD HUGHES PARKWAY

THIRD FLOOR SOUTH

LAS VEGAS, NEVADA 89169

TEL (702) 862-3300            FAX (702) 734-2722

WWW.JONESVARGAS.COM

July 22, 2011

Board of Directors

Triangle Petroleum Corporation

1660 Wynkoop St., Suite 900

Denver, CO 80202

Gentlemen:

We are acting as special Nevada legal counsel to Triangle Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the registration of shares of common stock, par value $0.00001 per share (the “Shares”) that may be issued and sold under the Company’s 2011 Omnibus Incentive Plan (the “Plan”) as set forth in the Company’s registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission on or about July 22, 2011 (the “Registration Statement”). The Shares will be sold by participants in the Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we deem appropriate to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As to all matters of law, this opinion letter is based solely upon the applicable provisions of the State of Nevada’s Private Corporations statutory provisions (Chapter 78 of the Nevada Revised Statutes, as amended) (“NRS Chapter 78”), but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level. As used herein, “NRS Chapter 78” includes the statutory provisions contained therein; any applicable provisions of the Nevada Constitution; and any applicable reported judicial decisions interpreting these laws.

RENO OFFICE

100 WEST LIBERTY STREET,    TWELFTH FLOOR,    RENO,    NEVADA 89504    TEL (775) 786-5000    FAX (775) 786-1177

Board of Directors

Triangle Petroleum Corporation

July 22, 2011

We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Assumptions

In rendering the opinion set forth herein, we have, with your consent, assumed: (a) the valid adoption of the Plan by the Company and the issuance of Shares of the Company’s common stock pursuant to the Plan and a resolution adopted by the Company’s Board of Directors; (b) that no documents exist that affect or govern the issuance of shares of stock by the Company (including, but not limited to, a resolution adopted by the Company’s Board of Directors or an amendment to the Company’s Amended Articles, as defined herein below, that has not been filed with the Nevada Secretary of State) other than the corporate documents filed with the Nevada Secretary of State and the Company’s Bylaws (as defined herein below); (c) the Company’s compliance with all U.S. state and U.S. federal securities laws and regulations applicable to the issuance of Shares of the Company’s common stock pursuant to the Plan; (d) that the Company’s Articles of Incorporation filed with the Nevada Secretary of State on December 11, 2003 (the “Articles”), as amended by a Certificate of Amendment to the Articles filed with the Nevada Secretary of State on May 10, 2005, by a Certificate of Amendment to the Articles filed with the Nevada Secretary of State on July 10, 2009, and by a Certificate of Amendment filed with the Nevada Secretary of State on November 2, 2010 and effective on November 4, 2010 (the Articles, together with the Certificates of Amendment referenced herein, are referred to as the “Amended Articles”) have not otherwise been amended since they were filed with the Nevada Secretary of State on December 11, 2003; (e) that the Amended and Restated Bylaws of the Company as adopted by the Board of Directors of the Company on October 10, 2010 and effective as of November 2, 2010 and certified by Jonathan Samuels, Chief Financial Officer and Corporate Secretary of the Company (the “Bylaws”), remain the true and correct Bylaws of the Company and have not been amended; (f) that as of the date hereof, the Company remains a corporation duly organized under the laws of the State of Nevada with status in good standing and (g) that we may rely upon the Opinion Certificate dated July 22, 2011 executed by Jeremy Wagers, Senior Vice President, General Counsel and Corporate Secretary of the Company (the “Opinion Certificate”).

Wherever our opinion herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or awareness, it is intended to signify that during the course of our limited representation of the Company as its special Nevada legal counsel, as herein described, no information has come to the attention of those attorneys at Jones Vargas, Chartered (“Jones Vargas”) that have directly worked on this matter, that would give us actual knowledge of the existence or absence of such facts. We have not undertaken an independent investigation to determine the existence or absence of such facts, and material information as to such matters may not have come to our attention during the course of our representation of the Company. Accordingly, no inference as to our knowledge of the existence or absence of such facts should be drawn from our special and limited representation of the Company.

Board of Directors

Triangle Petroleum Corporation

July 22, 2011

Opinion

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(i)	the issuance of the Shares by the Company pursuant to the terms of the Plan and the applicable award agreements granted pursuant thereto; and

(ii)	the receipt by the Company of the stated consideration for the issuance of the Shares as contemplated by the Plan and the applicable award agreements granted pursuant thereto,

will result in the Shares being duly authorized, validly issued, fully paid and non-assessable.

Limitation and Qualifications

The opinion expressed herein is further subject to the following qualifications:

(a) Our opinion is not a prediction of what a particular court (including an appellate court) reaching the issue on the merits would hold but instead is our opinion as to the proper result to be reached by a court applying existing legal rules to the facts as we understand them to be.

(b) This opinion letter is based upon and relies upon the current status of the laws of the State of Nevada and our opinion is limited thereto. We do not opine to matters governed by future legislation or case law, and we do not undertake any obligation to update this opinion letter.

(c) This opinion letter is based on our review of certain corporate documents and does not consider or extend to any documents (including, without limitation, any offering documents which we have not reviewed), agreements, representations or any other material of any kind not specifically mentioned above, and this opinion letter should in no way be considered as inclusive of any matters not set out herein.

(d) We express no opinion as to any matters relating to the business, affairs or condition (financial or otherwise) of the Company, and no inference should be drawn that we have expressed any opinion on matters relating to the ability of the Company to perform its obligations described herein.

(e) In this opinion letter, the words “including,” “such as,” “for example,” and words to similar effect shall be construed as if followed by the words “without limitation” and the word “person” includes a natural person as well as an entity.

Board of Directors

Triangle Petroleum Corporation

July 22, 2011

(f) The opinion expressed in this opinion letter is limited to the matters expressly set forth in this opinion letter, and no other opinion shall be inferred or implied beyond the matters expressly stated herein.

We are admitted to the practice of law in the State of Nevada, and our opinions are limited to matters under or involving the laws of the State of Nevada, including NRS Chapter 78 as currently in effect (except for gaming, securities, or so-called “Blue Sky” state securities laws, on which we do not express any opinion except as expressly set forth herein). We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the State of Nevada, as those laws presently exist.

This opinion letter is issued in the State of Nevada; and, by issuing this opinion letter, Jones Vargas shall not be deemed to be transacting business in any other state, foreign country or jurisdiction. Furthermore, by issuing this opinion letter to the addressee hereof, Jones Vargas does not consent to the jurisdiction of any state but the State of Nevada, or any foreign country or jurisdiction, and any claim or cause of action arising out of the opinion expressed herein and this opinion letter must be brought in the State of Nevada.

The opinion expressed in this opinion letter is given solely for the benefit of the Company, and may not be relied upon, in whole or in part, by any other party for any purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The opinion is rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. This opinion letter is not to be construed as a guaranty, nor is it a warranty that a court considering such matter would not rule in any manner contrary to the opinion set forth above. Furthermore, we do not undertake the obligation to supplement or update this opinion letter if any applicable laws or facts, or our knowledge of applicable laws or facts, change in any manner.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of Form S-8, relating to the issuance and sale of the Shares under the Plan, with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form S-8. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Jones Vargas

JONES VARGAS